Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2012

Revenue growth continues to accelerate

SAN DIEGO, CA, August 1, 2012 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter ended June 30, 2012.

Second Quarter Results

DJOFL achieved net sales for the second quarter of 2012 of $286.0 million, reflecting growth of 2.9 percent compared to net sales of $277.8 million for the second quarter of 2011. Net sales for the second quarter of 2012 were unfavorably impacted by $6.2 million related to changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2011. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the second quarter of 2012 increased 5.2 percent compared to net sales for the second quarter of 2011.

DJO’s second quarter of 2012 included net sales from Dr. Comfort (“DRC”), acquired on April 7, 2011. On a pro forma (or “organic”) basis, as if the acquisition of DRC had closed on January 1, 2011, DJO net sales for the current quarter reflected growth of 2.5 percent over pro forma net sales of $278.9 million for the second quarter of 2011. In constant currency, net sales for the current quarter increased 4.8 percent compared with pro forma net sales in the second quarter of 2011, reflecting incremental sequential expansion from constant currency organic growth rates reported for the first quarter of 2012.

-more-

For the second quarter of 2012, DJOFL reported a net loss attributable to DJOFL of $20.2 million, compared to a net loss of $19.3 million for the second quarter of 2011. As detailed in the attached financial tables, the results for the current and prior year second quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments, although such adjustments were significantly lower in the current year period than in the prior year period. In addition, beginning in the first quarter of 2012, DJOFL has provided a valuation allowance against a portion of its deferred tax assets due to the cumulative magnitude of such deferred tax assets and an evaluation of the timing and probability of the future realization thereof. As a result, DJOFL’s net loss for the second quarter of 2012 reflects an income tax provision of $0.1 million, which includes provisions for certain state and foreign taxes, net of certain discrete credits. In the second quarter of 2011, DJOFL’s net loss reflected an income tax benefit of $14.5 million. The recording of the valuation allowance does not impact the ability of DJOFL to realize the future cash benefit of all of its deferred tax assets, or otherwise impact DJOFL’s liquidity or cash resources.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s amended senior secured credit facility and the indentures governing its 8.75% second priority senior secured notes, its 10.875% and 7.75% senior unsecured notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the second quarter of 2012 was $69.4 million, or 24.3 percent of net sales, reflecting a slight decrease compared with Adjusted EBITDA of $69.9 million, or 25.1 percent of net sales, for the second quarter of 2011. Adjusted EBITDA for the second quarter of 2012 was unfavorably impacted by $1.4 million related to changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2011. In constant currency and on a pro forma basis, as if the acquisition of DRC had closed on January 1, 2011, Adjusted EBITDA for the current quarter was $70.8 million, reflecting growth of 0.3% compared with pro forma Adjusted EBITDA of $70.6 million for the second quarter of 2011.

-more-

For the twelve months ended June 30, 2012 (LTM), Adjusted EBITDA was $273.9 million, or 24.6 percent of LTM pro forma net sales of $1,112.2 million, including future cost savings of $3.9 million expected to be achieved related to recently acquired businesses.

“We are very pleased to see our second quarter constant currency organic sales growth accelerate to nearly five percent over the second quarter of 2011. Our successful new product launches and improving commercial execution continue to drive strong momentum across most of our businesses,” said Mike Mogul, DJO’s president and chief executive officer. “We are especially pleased to see exceptional growth from our Bracing and Vascular and Surgical Implant business segments, which delivered organic growth of over nine percent and ten percent, respectively, this quarter.

“Our revenue performance in the second quarter was driven by strong contribution from sales of new products launched in late 2011 or the first half of 2012, including our Exos range of upper extremity products incorporating thermoformable polymer technology, our new OA Nano™ osteoarthritis knee brace and our X-Act™ ROM post-operative braces within our Bracing and Vascular segment, our Turon™ Total Shoulder System, our RSP® Monoblock™ Shoulder System and our Revelation® microMAX™ hip system within our Surgical Implant segment, and our clinical and mobile Shockwave devices and our Compex® wireless muscle stimulation device within our International segment. Partly due to the opportunity to discuss these new products with our existing and prospective customers, and partly due to improving execution within our commercial organizations, we are seeing revenue acceleration in many of our legacy product lines in addition to the growth coming from the new products themselves. We expect these trends to continue as we move through 2012.

“We are also very pleased to report constant currency Adjusted EBITDA results that reflect nominal growth over the prior year results, in spite of our continuing investments in new product development and launch activities and to expand and strengthen our commercial organization. Continued acceleration of our revenue results should provide opportunities for incremental growth in Adjusted EBITDA in future quarters.”

-more-

Sales by Business Segment

Net sales for DJO’s Bracing and Vascular segment increased 10.3% in the second quarter of 2012, compared to the second quarter of 2011. On a pro forma basis, as if the acquisition of DRC had closed at the beginning of 2011, current quarter net sales in the Bracing and Vascular segment increased 9.1% compared with pro forma net sales in the second quarter of the prior year, driven by strong contribution from the net sales of new products and improving sales execution.

Net sales for the Recovery Sciences segment contracted by 1.6% compared to the second quarter of 2011. Within this segment, net sales of the Empi business unit increased by 1.9%, compared to net sales in the prior year second quarter period, reflecting a strong recovery from results of recent quarters. Offsetting the Empi growth, net sales of the CMF bone growth stimulation business unit, also included within the Recovery Sciences segment, contracted in the second quarter of 2012 compared to the prior year second quarter, due primarily to very strong sales results in the second quarter of 2011 which presented a difficult comparison to the current quarter sales results and partly due to the short-term impact of terminating relationships with certain underperforming distributors for this business unit. On a sequential basis, net sales for the CMF business unit were slightly higher in the current quarter than in the first quarter of 2012.

Second quarter net sales within the International segment were $70.5 million, reflecting a decrease of 3.6% from the prior year period due to the impact of $6.2 million of unfavorable changes in foreign currency exchange rates from rates in effect in the second quarter of 2011. In constant currency and on a pro forma basis for the DRC acquisition, growth in net sales from the prior year second quarter was 4.9% for the International segment. The International segment also had approximately one less shipping day in the aggregate in the second quarter of 2012 than in the second quarter of 2011. On the basis of average daily sales and in constant currency, net sales for the International segment reflected an increase of 6.2% over pro forma average daily sales in the second quarter of 2011.

Net sales for the Surgical Implant segment were $18.1 million in the second quarter, reflecting an increase of 10.2% over net sales in the second quarter of 2011, driven by strong sales of new products.

-more-

As of June 30, 2012, the Company had cash balances of $29.0 million and available liquidity of $49.0 million under its revolving line of credit.

Year-to-Date Results

DJOFL achieved net sales of $564.9 million for the six months ended June 30, 2012, reflecting growth of 7.1 percent compared to net sales of $527.5 million for the six months ended July 2, 2011. Net sales for the first six months of 2012 were unfavorably impacted by changes in foreign currency exchange rates aggregating $8.4 million compared to the rates in effect in the first six months of 2011. In constant currency, net sales for the first six months of 2012 increased by 8.7 percent compared to net sales for the first six months of 2011.

DJO’s first six months of 2012 included net sales from businesses recently acquired. On a pro forma basis, as if the acquisitions of Circle City Medical, acquired in February 2011, and DRC had both closed on January 1, 2011, net sales would have reflected constant currency growth of 4.6 percent over pro forma net sales of $548.2 million for the six months ended June 30, 2012.

For the first six months of 2012, DJOFL reported a net loss attributable to DJOFL of $49.6 million, compared to a net loss attributable to DJOFL of $40.5 million for the first six months of 2011. As detailed in the attached financial tables, the results for the current and prior year six month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the first six months of 2012 was $134.5 million, or 23.8 percent of pro forma net sales, compared to Adjusted EBITDA of $136.6 million, or 24.9 percent of pro forma net sales, for the first six months of 2011. Adjusted EBITDA for the first six months of 2012 was impacted by $1.9 million related to unfavorable changes in foreign currency exchange rates compared to the rates in effect for the first six months of 2011.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 pm, Eastern Time today, August 1, 2012. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

-more-

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

-more-

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s sales and acquisition strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the November 2007 merger of ReAble Therapeutics, Inc. and DJO Global, recent notes offerings, and recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on February 21, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 1, 2012. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-Tables to follow-

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$285,977	$277,786	$564,924	$527,497
Cost of sales (exclusive of amortization, see note 1)	111,802	111,090	220,037	204,246

Gross profit	174,175	166,696	344,887	323,251
Operating expenses:
Selling, general and administrative	114,225	128,843	231,882	245,907
Research and development	7,084	6,101	13,757	13,244
Amortization of intangible assets	24,505	24,509	49,018	44,938

	145,814	159,453	294,657	304,089

Operating income	28,361	7,243	50,230	19,162
Other income (expense):
Interest expense	(46,417)	(42,429)	(88,488)	(83,556)
Interest income	72	53	105	163
Loss on modification and extinguishment of debt	(90)	—	(9,398)	(2,065)
Other (expense) income, net	(1,761)	1,681	1,061	4,453

	(48,196)	(40,695)	(96,720)	(81,005)

Loss before income taxes	(19,835)	(33,452)	(46,490)	(61,843)
Income tax (provision) benefit	(87)	14,492	(2,475)	21,959

Net loss	(19,922)	(18,960)	(48,965)	(39,884)
Net income attributable to non-controlling interests	(276)	(295)	(587)	(610)

Net loss attributable to DJO Finance LLC	$(20,198)	$(19,255)	$(49,552)	$(40,494)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,839 and $19,676 for the three and six months ended June 30, 2012, and $9,785 and $19,143 for the three and six months ended July 2, 2011, respectively.

-more-

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$28,982	$38,169
Accounts receivable, net	163,534	158,982
Inventories, net	136,305	128,699
Deferred tax assets, net	43,517	43,458
Prepaid expenses and other current assets	21,682	18,791

Total current assets	394,020	388,099
Property and equipment, net	105,806	107,108
Goodwill	1,226,896	1,228,778
Intangible assets, net	1,083,208	1,132,694
Other assets	49,561	38,181

Total assets	$2,859,491	$2,894,860

Liabilities and Equity
Current liabilities:
Accounts payable	$57,888	$57,926
Accrued interest	23,815	20,928
Current portion of debt and capital lease obligations	8,625	8,820
Other current liabilities	80,815	81,771

Total current liabilities	171,143	169,445
Long-term debt and capital lease obligations	2,171,880	2,159,091
Deferred tax liabilities, net	250,499	252,194
Other long-term liabilities	15,762	16,174

Total liabilities	2,609,284	2,596,904

Commitments and contingencies
Equity:
DJO Finance LLC membership equity:
Member capital	838,124	834,871
Accumulated deficit	(588,828)	(539,276)
Accumulated other comprehensive (loss) income	(1,734)	218

Total membership equity	247,562	295,813
Noncontrolling interests	2,645	2,143

Total equity	250,207	297,956

Total liabilities and equity	$2,859,491	$2,894,860

-more-

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales:
Bracing and Vascular	$112,597	$102,056	$217,882	$180,235
Recovery Sciences	84,822	86,221	169,091	171,379
International	70,465	73,083	141,978	142,948
Surgical Implant	18,093	16,426	35,973	32,935

	$285,977	$277,786	$564,924	$527,497

Gross Profit:
Bracing and Vascular	$57,328	$53,909	$111,842	$96,596
Recovery Sciences	64,046	65,509	127,511	130,263
International	39,985	42,355	79,881	81,904
Surgical Implant	13,530	11,653	27,188	23,541
Expenses not allocated to segments and eliminations	(714)	(6,730)	(1,535)	(9,053)

	$174,175	$166,696	$344,887	$323,251

Operating Income:
Bracing and Vascular	$22,358	$21,099	$42,405	$35,495
Recovery Sciences	23,350	23,821	43,866	47,500
International	13,960	15,864	28,898	29,067
Surgical Implant	1,946	1,060	3,934	1,403
Expenses not allocated to segments and eliminations	(33,253)	(54,601)	(68,873)	(94,303)

	$28,361	$7,243	$50,230	$19,162

-more-

DJO Finance LLC

Adjusted EBITDA

For the Three and Six Months Ended June 30, 2012 and July 2, 2011

(unaudited)

Our Amended Senior Secured Credit Facility, consisting of a $453.9 million term loan, a $387.5 million term loan and a $100.0 million revolving credit facility, under which $51.0 million was outstanding as of June 30, 2012, and the Indentures governing our $230.0 million of 8.75% second priority senior secured notes, $465.0 million and $300.0 million of 10.875% and 7.75% senior unsecured notes, respectively, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facility, we are required to maintain specified first lien net leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facility. Any acceleration under the Amended Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 10.875% and 7.75% senior unsecured notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

-more-

The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Six Months Ended		Twelve Months Ended June 30, 2012
(In thousands)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net loss attributable to DJO Finance LLC	$(20,198)	$(19,255)	$(49,552)	$(40,494)	$(223,527)
Interest expense, net	46,345	42,376	88,383	83,393	173,976
Income tax provision (benefit)	87	(14,492)	2,475	(21,959)	(28,110)
Depreciation and amortization	32,169	31,484	64,007	58,670	126,588
Non-cash charges (a)	1,794	5,367	2,638	6,826	159,730
Non-recurring and integration charges (b)	5,257	23,683	13,976	40,173	37,521
Other adjustment items, before adjustments applicable for the twelve month period only (c)	3,946	699	12,537	2,123	23,807

Adjusted EBITDA before other adjustment items applicable for the twelve month period only					269,985
Other adjustment items applicable for the twelve month period only (d):
Future cost savings related to recent acquisitions					3,940

Adjusted EBITDA	$69,400	$69,862	$134,464	$128,732	$273,925

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 30, 2012
(In thousands)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Stock compensation expense	$1,395	$425	$2,253	$1,331	$3,623
Impairment of Chattanooga assets held for sale	380	350	380	350	380
Loss on disposal of assets, net	19	191	5	187	227
Purchase accounting adjustments	—	4,401	—	4,958	7,378
Impairment of goodwill and intangible assets	—	—	—	—	141,006
Impairment of fixed assets	—	—	—	—	7,116

Total non-cash charges	$1,794	$5,367	$2,638	$6,826	$159,730

(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 30, 2012
(In thousands)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Integration charges:
U.S. commercial sales and marketing reorganization	$57	$298	$877	$1,618	$1,242
Acquisition related expenses and integration (1)	442	6,260	908	7,462	2,106
Chattanooga integration	—	55	—	127	56
CEO transition	—	2,160	183	3,487	966
Other non-recurring and integration charges	2,479	2,044	4,544	3,175	11,433
Litigation costs and settlements, net	912	1,605	2,825	3,413	6,618
Additional product liability insurance (2)	—	3,107	—	3,107	—
ERP implementation and other automation projects	1,367	8,154	4,639	17,784	15,100

Total non-recurring and integration charges	$5,257	$23,683	$13,976	$40,173	$37,521

(1)	Consists of direct acquisition costs and integration expenses related to the Dr. Comfort, Elastic Therapy, Inc. (ETI) and Circle City acquisitions.
(2)	Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our cold therapy products, for which annual insurance coverage was not renewed.

-more-

(c)	Other adjustment items are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 30, 2012
(In thousands)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Blackstone monitoring fees	$1,750	$1,750	$3,500	$3,500	$7,000
Non-controlling interests	275	295	586	610	858
Loss on modification and extinguishment of debt (1)	90	—	9,398	2,065	9,398
Other (2)	1,831	(1,346)	(947)	(4,052)	6,551

Total other adjustment items	$3,946	$699	$12,537	$2,123	$23,807

(1)	Loss on modification and extinguishment of debt for the six months and twelve months ending June 30, 2012 consists of $8.6 million of arrangement and amendment fees and other fees and expenses incurred in connection with the March 2012 amendment of our Senior Secured Credit Facility and $0.8 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of the term loans which were extinguished. Loss on modification of debt for the six months ended July 2, 2011 is comprised of arrangement and lender consent fees associated with the February 2011 amendment of our Senior Secured Credit Facility.
(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)	Other adjustment items applicable for the twelve month period only include future cost savings related to the acquisitions of Dr. Comfort, ETI and Circle City.